EXHIBIT 23.1


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The Board of Directors
Quipp, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-8 of Quipp, Inc. of our report dated February 23, 1998, relating to the consolidated balance sheets of Quipp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operation, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 10-K of Quipp, Inc. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

                                                            /s/ KPMG LLP


Miami, Florida
March 15, 1999